April 28, 2022

Camden National Corporation
Two Elm Street
Camden, Maine 04843

Re:     Camden National Corporation Registration Statement on Form S-8

Ladies and Gentleman:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 700,000 shares (the “Shares”) of common stock, no par value per share (“Common Stock”), of Camden National Corporation, a Maine corporation (the “Company”), pursuant to the Camden National Corporation 2022 Equity and Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s Amended and Restated By-Laws, (iv) the Plan, (v) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters, and (vi) the corporate proceedings relating to the registration of the Shares pursuant to the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

We have also assumed that, at the time of the issuance of the Shares: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the prospectus described in the Registration Statement will have been issued, (iii) the prospectus described in the Registration Statement and any required prospectus supplement will have been delivered to the recipient of the Shares as required in accordance with applicable law, (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded, (v) the Company will receive consideration for the issuance of the Shares required by the Plan, (vi) all requirements of the Maine Business

Corporations Act (“MBCA”), the Articles of Incorporation, as amended to date, and the Amended and Restated By-Laws will be complied with when the Shares are issued, (vii) sufficient shares of Common Stock will be authorized for issuance under the Articles of Incorporation of the Company, as amended to date, that have not otherwise been issued or reserved for issuance, and (viii) neither the issuance nor sale of the Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, we are of the opinion that the Shares will be validly issued, fully paid, and nonassessable by the Company when the issuance of such Shares has been duly and validly approved by the Board of Directors of the Company and such Shares have been delivered in accordance with the Plan.

We do not express any opinion herein concerning any law other than the MBCA, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement.

Very truly yours,

/s/ Bernstein, Shur, Sawyer & Nelson, P.A.

Bernstein, Shur, Sawyer & Nelson, P.A.